Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke Director, Investor Relations (281) 492-5370
DIAMOND OFFSHORE ANNOUNCES
ORDER FOR SECOND ULTRA-DEEPWATER DRILLSHIP
Houston, Texas, February 2, 2011 — Diamond Offshore Drilling, Inc. (NYSE:DO) today announced that a subsidiary, Diamond Offshore Drilling Limited, has exercised its option to build a second ultra-deepwater drillship with Hyundai Heavy Industries Co., Ltd. with delivery scheduled for the fourth quarter of 2013. Total cost, including commissioning, spares and project management, is expected to be approximately $590 million and is anticipated to be paid out of cash flow and available funds. Diamond Offshore has also obtained from Hyundai a fixed-price option for the purchase of a third drillship which the Company has the right to exercise at any time before the end of the first quarter of 2011. The two new drillships are planned to be named Ocean BlackHawk and Ocean BlackHornet.
Like its previously announced sister drillship, the BlackHornet will be dynamically-positioned, have a seven ram blow-out preventer, dual activity capability, five mud pumps and a maximum hook-load capacity of 1,250 tons. The unit will be designed for operations in up to 12,000 feet of water.
Diamond Offshore President and Chief Executive Officer Larry Dickerson said: “The addition of this second new drillship to our fleet will provide multiple ultra-deepwater options to our customers, who can then perform state of the art drilling with Diamond Offshore’s high standards of systems integrity, safety and operational excellence. Including our acquisitions of the Ocean Courage and Ocean Valor in 2009, we have now purchased, ordered or upgraded seven units with capabilities in 10,000 ft. of water over the last four years. When completed, the new drillship will bring to sixteen the total number of deepwater rigs deployed by Diamond Offshore as we strive to provide returns consistent with our long history of value creation for the Company and our stockholders.”
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include, without limitation, statements concerning future costs, sources of funds, timing of delivery and future returns, and are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to

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review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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